UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:
November 9, 2006

(Date of Earliest Event Reported:  November 9, 2006)

EL PASO EXPLORATION & PRODUCTION COMPANY
(Exact name of Registrant as specified in its charter)

Delaware	33-106586	76-0637534
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

    On November 9, our parent company, El Paso Corporation, announced the restructuring and expansion of the hedge program supporting natural gas production for 2007. Our hedge program now provides support on approximately 121 billion cubic feet (Bcf) of our 2007 natural gas production with an average floor price of $7.75 per million British thermal unit (MMBtu) and an average capped price of $11.80/MMBtu. Our 2007 hedge program now includes 55 Bcf of collars with an $8.00/MMBtu floor and $16.89/MMBtu ceiling and 66 Bcf of fixed-price swaps at $7.53/MMBtu, none of which are subject to margin calls.

    Prior to today’s announcement, we had approximately 130 Bcf of collars for 2007 with an $8.00/MMBtu floor and $16.02/MMBtu ceiling. In addition, we had fixed-price swaps on approximately 5 Bcf of production with an average hedge price of $3.57 per MMBtu. In removing the collars on approximately 75 Bcf, we received cash of approximately $74 million.  Proceeds from the sale will be used for debt reduction, current working capital requirements and general corporate purposes.

    In addition, on November 10, 2006, we announced that we have agreed to acquire producing properties and undeveloped acreage in Zapata County, Texas, for approximately $255 million.  A copy of our press release announcing this acquisition is attached as Exhibit 99.B.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.A	Press Release dated November 9, 2006.
99.B	Press Release dated November 10, 2006.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO EXPLORATION & PRODUCTION COMPANY

By:	/s/Dane E. Whitehead
Dane E. Whitehead
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

 Dated:  November 13, 2006

EXHIBIT INDEX

Exhibit Number	Description

99.A	Press Release dated November 9, 2006.
99.B	Press Release dated November 10, 2006.